Exhibit 99.1

For Immediate Release: May 5, 2014

Occidental Petroleum Announces 1st Quarter of 2014 Net Income

•     Q1 2014 net income of $1.4 billion, or $1.75 per diluted share

•     Q1 2014 total company oil and gas production of 745,000 barrels of oil equivalent per day

•     Q1 2014 domestic oil production of 274,000 barrels per day, up 10,000 per day from Q1 2013

HOUSTON, May 5, 2014 -- Occidental Petroleum Corporation (NYSE:OXY) announced net income for the first quarter of 2014 of $1.4 billion ($1.75 per diluted share), compared with $1.4 billion ($1.68 per diluted share) for the first quarter of 2013.

In announcing the results, Stephen I. Chazen, President and Chief Executive Officer, said, “We continued to focus on our domestic production growth strategy, growing our oil production to 274,000 barrels per day. This was an increase of 10,000 barrels per day on a year-over-year basis and 4,000 barrels per day on a quarter-over-quarter basis. Our cash flow from operations was approximately $2.7 billion. Net of contributions from partners, we spent about $2.2 billion on capital expenditures and purchased approximately 10.5 million shares of our stock during the quarter. We are on track with our key long-term projects. The New Johnsonville chlor-alkali plant started production in March, the BridgeTex Pipeline is expected to start operations in the third quarter and the Al Hosn Gas Project is expected to start-up by the end of the year.”

Oil and Gas

Oil and gas segment earnings were $2.1 billion for the first quarter of 2014, compared with $1.9 billion for the first quarter of 2013. The current quarter results, which mainly reflect higher domestic earnings, resulted from higher domestic oil, NGL and gas prices and higher worldwide oil volumes, partially offset by lower international oil prices, higher domestic operating costs and higher DD&A rates. The increase in operating costs was due to higher costs for CO2, steam and power, which are affected by crude oil and natural gas prices, along with increased downhole maintenance activity levels. Excluding the impact of these increases, the domestic costs were $0.10 per barrel of oil equivalent (BOE) lower than the 2013 average rate.

For the first quarter of 2014, daily oil and gas production volumes averaged 745,000 BOE, compared with 763,000 BOE in the first quarter of 2013. Domestic oil production increased by 10,000 barrels per day, but overall domestic production was lower by 4,000 BOE per day, mostly due to reduced domestic gas drilling. Middle East/North Africa production declined 14,000 BOE per day, mainly due to field and port strikes in Libya, insurgent activity in Yemen and the impact of full cost recovery and other adjustments under our production-sharing agreements, partially offset by an increase of 9,000 BOE per day in Qatar. Daily sales volumes were 735,000 BOE for the first quarter of 2014 and 746,000 BOE for the first quarter of 2013. Sales volumes were lower than production volumes due to the timing of liftings in Oxy’s international operations.

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Oxy’s worldwide realized price for crude oil was $99.00 per barrel for the first quarter of 2014, compared with $98.07 per barrel for the first quarter of 2013.  Domestic crude oil prices increased by almost 5 percent in the first quarter of 2014 to $95.94 per barrel, compared to $91.57 per barrel in the first quarter of 2013. Domestic NGL prices increased by 15 percent in the first quarter of 2014 to $46.69 per barrel, compared to $40.59 per barrel in the first quarter of 2013. Domestic gas prices increased by 48 percent in the first quarter of 2014 to $4.57 per MCF, compared with $3.08 in the first quarter of 2013. Middle East/North Africa crude oil prices were approximately 3 percent lower on a year-over-year basis for the first quarter of 2014.

On a sequential quarterly basis, worldwide realized crude oil prices were slightly lower and worldwide realized NGL prices increased approximately 3 percent. On a geographic basis, domestic crude oil prices were almost 2 percent higher and domestic gas prices were 37 percent higher.

Chemical

Chemical segment earnings for the first quarter of 2014 were $136 million, compared with $159 million in the first quarter of 2013. The decrease was primarily from lower caustic soda prices driven by new chlor-alkali capacity in the industry. Higher polyvinyl chloride and vinyl chloride margins, resulting from improvement in U.S. construction markets, along with higher volumes across all products, offset most of the decline.

Midstream, Marketing and Other

Midstream segment earnings were $170 million for the first quarter of 2014, compared with $215 million for the first quarter of 2013. The decrease reflected lower marketing and trading performance due to the timing of mark-to-market adjustments on trading contracts.

About Oxy

Occidental Petroleum Corporation (OXY) is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy’s wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

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Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause results to differ include, but are not limited to: global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; higher-than-expected costs; the regulatory approval environment; reorganization or restructuring of Occidental’s operations; not successfully completing, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions; lower-than-expected production from development projects or acquisitions; exploration risks; general economic slowdowns domestically or internationally; political conditions and events; liability under environmental regulations including remedial actions; litigation; disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber attacks or insurgent activity; failure of risk management; changes in law or regulations; or changes in tax rates. Words such as “estimate”, “project”, “predict”, “will”, “would”, “should”, “could”, “may”, “might”, “anticipate”, “plan”, “intend”, “believe”, “expect”, “aim”, “goal”, “target”, “objective”, “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part 1, Item 1A “Risk Factors” of the 2013 Form 10-K. Occidental posts or provides links to important information on its website at www.oxy.com.

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Contacts:

Melissa E. Schoeb (media)

melissa_schoeb@oxy.com

713-366-5615

or

Chris Stavros (investors)

chris_stavros@oxy.com

212-603-8184

For further analysis of Occidental’s quarterly performance, please visit the website: www.oxy.com

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Investor Relations Supplemental Schedules

Attachment 1
SUMMARY OF SEGMENT NET SALES AND EARNINGS

	First Quarter
($ millions, except per-share amounts)	2014	2013
SEGMENT NET SALES
Oil and Gas	$4,676	$4,440
Chemical	1,220	1,175
Midstream, Marketing and Other	435	453
Eliminations	(243)	(196)

Net Sales	$6,088	$5,872

SEGMENT EARNINGS
Oil and Gas	$2,104	$1,920
Chemical	136	159
Midstream, Marketing and Other (a)	170	215
	2,410	2,294

Unallocated Corporate Items
Interest expense, net	(19)	(30)
Income taxes	(932)	(844)
Other	(72)	(61)

Income from Continuing Operations (a)	1,387	1,359
Discontinued operations, net	3	(4)

NET INCOME (a)	$1,390	$1,355

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.75	$1.69
Discontinued operations, net	-	(0.01)
	$1.75	$1.68

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.75	$1.69
Discontinued operations, net	-	(0.01)
	$1.75	$1.68
AVERAGE COMMON SHARES OUTSTANDING
BASIC	791.3	804.7
DILUTED	791.7	805.2

(a) Net income and income from continuing operations represent amounts attributable to Common Stock, after deducting non-controlling interest of $2 million for the first quarter of 2014. Midstream segment earnings are presented net of these non-controlling interest amounts.

Investor Relations Supplemental Schedules

Attachment 2
SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	First Quarter
($ millions)	2014	2013
CAPITAL EXPENDITURES (a)	$2,269	$2,070

DEPRECIATION, DEPLETION AND AMORTIZATION OF ASSETS	$1,266	$1,259

(a) Includes 100 percent of the capital for BridgeTex Pipeline, which is being consolidated in Oxy’s financial statements.  Our partner contributes its share of the capital.  The Company’s net capital expenditures after these reimbursements and inclusion of our contributions for the Chemical JV Cracker were $2.2 billion for the first quarter of 2014 and $2.0 billion for the first quarter of 2013.

Investor Relations Supplemental Schedules

Attachment 3
SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental’s results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called “core results,” which excludes those items. This non-GAAP measure is not meant to disassociate those items from management’s performance, but rather is meant to provide useful information to investors interested in comparing Occidental’s earnings performance between periods. Reported earnings are considered representative of management’s performance over the long term. Core results is not considered to be an alternative to operating income reported in accordance with generally accepted accounting principles.

	First Quarter
($ millions, except per-share amounts)	2014	Diluted EPS	2013	Diluted EPS
TOTAL REPORTED EARNINGS	$1,390	$1.75	$1,355	$1.68

Oil and Gas
Segment Earnings	$2,104		$1,920
Add:
No significant items affecting earnings	-		-

Segment Core Results	2,104		1,920

Chemicals
Segment Earnings	136		159
Add:
No significant items affecting earnings	-		-

Segment Core Results	136		159

Midstream, Marketing and Other
Segment Earnings	170		215
Add:
No significant items affecting earnings	-		-

Segment Core Results	170		215

Total Segment Core Results	2,410		2,294

Corporate
Corporate Results --
Non Segment (a)	(1,020)		(939)
Add:
Discontinued operations, net (b)	(3)		4

Corporate Core Results - Non Segment	(1,023)		(935)

TOTAL CORE RESULTS	$1,387	$1.75	$1,359	$1.69

(a) Interest expense, income taxes, G&A expense and other.

(b) Amounts shown after tax.

Investor Relations Supplemental Schedules

Attachment 4
SUMMARY OF OPERATING STATISTICS - PRODUCTION

	First Quarter
	2014	2013
NET OIL, GAS AND LIQUIDS PRODUCTION PER DAY
United States
Oil (MBBL)
California	95	88
Permian	147	148
Midcontinent and Other	32	28
Total	274	264

NGLs (MBBL)
California	19	20
Permian	39	40
Midcontinent and Other	17	18
Total	75	78

Natural Gas (MMCF)
California	242	260
Permian	153	174
Midcontinent and Other	357	383
Total	752	817

Latin America
Oil (MBBL) - Colombia	29	29

Natural Gas (MMCF) - Bolivia	12	13

Middle East / North Africa
Oil (MBBL)
Dolphin	6	6
Oman	66	65
Qatar	68	59
Other	27	45
Total	167	175

NGLs (MBBL)
Dolphin	6	7

Natural Gas (MMCF)
Dolphin	131	134
Oman	40	54
Other	231	244
Total	402	432

Barrels of Oil Equivalent (MBOE)	745	763

Investor Relations Supplemental Schedules

Attachment 5
SUMMARY OF OPERATING STATISTICS - SALES

	First Quarter
	2014	2013
NET OIL, GAS AND LIQUIDS SALES PER DAY

United States
Oil (MBBL)	274	264
NGLs (MBBL)	75	78
Natural Gas (MMCF)	756	819

Latin America
Oil (MBBL) - Colombia	32	30

Natural Gas (MMCF) - Bolivia	12	13

Middle East / North Africa
Oil (MBBL)
Dolphin	6	6
Oman	65	72
Qatar	71	51
Other	11	27
Total	153	156

NGLs (MBBL)
Dolphin	6	7

Natural Gas (MMCF)	402	432

Barrels of Oil Equivalent (MBOE)	735	746